FIDELITY BANK

THIS SECURITY IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM IN ACCORDANCE WITH THE PROVISIONS OF THE NOTE PURCHASE AGREEMENT AND THE TERMS OF THE SECURITIES, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO FIDELITY BANK, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE EXEMPT FROM REGISTRATION PURSUANT TO SECTION 3(a)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED.

THIS SECURITY IS NOT A DEPOSIT OR BANK ACCOUNT. THIS SECURITY IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER AGENCY, AND IS SUBJECT TO INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL. THIS OBLIGATION IS SUBORDINATED TO THE CLAIMS OF DEPOSITORS, IS INELIGIBLE AS COLLATERAL FOR A LOAN BY THE BANK, AND IS NOT SECURED.

FIDELITY BANK

FIXED/FLOATING RATE SUBORDINATED NOTE DUE 2030

CUSIP No.: 316041 CP5

U.S. $75,000,000    Dated: May 29, 2015

FOR VALUE RECEIVED, the undersigned, FIDELITY BANK, a Georgia chartered state bank (the “Company”), promises to pay to the order of Cede & Co., or registered assigns (collectively, the “Holder”), the principal amount of $75,000,000, in the lawful currency of the United States of America, or such lesser or greater amount as shall then remain outstanding under this Note, at the times and in the manner provided herein, but no later than May 31, 2030 (the “Maturity Date”), or such other date upon which this Note shall become due and payable, whether by reason of extension, acceleration or otherwise.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

[Signatures follow on the next page.]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
FIDELITY BANK

By:
Name: Stephen Brolly
Title: Chief Financial Officer
ATTEST:

Martha Fleming
Corporate Secretary

[REVERSE SIDE OF NOTE]

FIDELITY BANK
Fixed/Floating Rate Subordinated Note due 2030

The Company promises to pay interest on the principal amount of this Subordinated Note (the “Note”), commencing on May 29, 2015 until May 31, 2030 (the “Maturity Date”), or such earlier date as this Note is paid in full, at the interest rate set forth below. The unpaid principal balance of this Note plus all accrued but unpaid interest thereon shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable. This Note is one of the Subordinated Notes referred to in that certain Note Purchase Agreement, dated May 29, 2015, among the Company, the Holder and the other Purchasers and is entitled to the benefits thereof (the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1.Computation and Payment of Interest. From and including the date on which the Subordinated Notes are issued to, but excluding, June 1, 2025 the rate at which the Subordinated Notes including this Note shall bear interest at a rate of 5.875% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months, and payable semi-annually in arrears; from and including June 1, 2025 to but excluding the Maturity Date, the rate at which the Subordinated Notes shall bear interest shall be a floating rate equal to Three-Month LIBOR determined on the determination date of the applicable Interest Period plus 363 basis points, computed on the basis of a 360-day year and the actual number of days elapsed, and payable quarterly in arrears. The date from which interest shall accrue on the Subordinated Notes shall be May 29, 2015 or the most recent Interest Payment Date to which interest has been paid or duly provided for; the “Interest Payment Dates” for the Subordinated Notes shall be June 1 and December 1 of each year beginning on December 1, 2015 through June 1, 2025 and March 1, June 1, September 1, December 1 of each year, beginning on September 1, 2025 through the Maturity Date or earlier date of redemption of all of the Subordinated Notes. In the event that any scheduled Interest Payment Date for the Notes falls on a day that is not a business day, then payment of interest payable on such Interest Payment Date will be postponed to the next succeeding day which is a business day (and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date). “Interest Period” means each six month period beginning on a scheduled Interest Payment Date commencing on May 29, 2015 through May 31, 2025 and each three-month period beginning on a scheduled Interest Payment Date commencing on June 1, 2025 through the Maturity Date or earlier date of redemption of all of the Subordinated Notes. Interest on this Note shall be paid in arrears on each Interest Payment Date to holders of record (each a “Holder”) on the Applicable Record Date. The initial Interest Payment Date shall be December 1, 2015. “Applicable Record Date” shall mean February 15 with respect to any Interest Payment Date on March 1, May 15 with respect to any Interest Payment Date on June 1, August 15 with respect to any Interest Payment Date on September 1, and November 15 with respect to any Interest Payment Date on December 1. For purposes of this Subordinated Note, the “Three-Month LIBOR” shall mean that rate for deposits in United States dollars for a three-month period as published by Reuters on Reuters Screen LIBOR03 (or such other page that may replace that page on that service or a successor service) as of 11:00 a.m., London, England, time on the day that is two LIBOR Business Days preceding the first day of such Interest Period (or if not so reported, then as determined by the Company from another recognized source or interbank quotation, and disclosed to the Holders of the Subordinated Notes). If such rate cannot be so determined for any reason, the Company will request the principal London offices of at least two banks to provide a quotation of their rates for deposits in United States dollars for a period comparable to the applicable Interest Period and the Three-Month LIBOR for such Interest Period shall be the arithmetic mean of such quotations. A “LIBOR Business Day” shall mean a day on which the office of the Company is open for business and on which dealings in United States dollar deposits are carried out on the London interbank market.

2.    Payment Procedures. The Company shall pay principal of and interest on this Subordinated Note at the office or agency of the Paying Agent located at 100 Wall St, Suite 1600, New York, New York 10005 (the “Payment Office”). Payments of interest (other than interest payable on the Maturity Date) shall be made by wire transfer in immediately available funds or check mailed to the registered Holder, as such person’s address appears on the Security Register. Interest payable on any Interest Payment Date shall be payable to the Holder in whose name this Note is registered at the close of business on the Applicable Record Date, next preceding such Interest Payment Date for such Interest Payment Date, except that interest not paid on the Interest Payment Date, if any, will be paid to the Holder in whose name this Note is registered at the close of business on a Special Record Date fixed by the Company (a “Special Record Date”) notice of which shall be given to the Holder not less than ten (10) calendar days prior to such Special Record Date. (The Applicable Record Date and Special Record Date are referred to herein collectively as the “Record Dates”). To the extent permitted by applicable law, interest shall accrue, at the rate at which interest accrues on the principal of this Note, on any amount of principal or interest on this Note not paid when due. All payments on this Note shall be applied first to accrued interest and then the balance, if any, to principal.

3.    Late Payments. If any payment of interest or principal is not paid in full when the same becomes due and payable and such default continues for a period of fifteen (15) or more business days, the Company shall pay an additional amount equal to four percent (4%) of such late payment to the Holder.

4.    Non-Business Days. Whenever any payment to be made by the Company hereunder shall be stated to be due on a day which is not a business day, such payment shall be made on the next succeeding business day without change in any computation of interest with respect to such payment (or any succeeding payment).

5.    Subordinated Notes. This Note is one of a duly authorized issue of Subordinated Notes of the Company designated as Fixed/Floating Rate Subordinated Notes due 2030 (the “Subordinated Notes”), to be issued from time to time by the Company. This Note is entitled to the benefits and subject to the terms of the Purchase Agreement.

6.    Allocation of Reserves. Beginning on June 30, 2015, and each quarter end thereafter through the Maturity Date, the Company shall make quarterly reserve allocations pursuant to Section 7-1-419(a)(3) of the Financial Institutions Code of Georgia which shall be sufficient in amount at Maturity Date to pay all amounts due on the Notes. Each such quarterly reserve allocation shall be equal to one-sixtieth of the initial aggregate principal amount of the Notes. In the event that all or any part of the Notes are redeemed prior to Maturity Date pursuant to Section 10 hereof, the Company may proportionately reduce the reserve balance to reflect such redemption of the Notes.

7.    Subordination. The indebtedness of Company evidenced by the Subordinated Notes, including the principal and interest on this Note, shall be subordinate and junior in right of payment to the following, whether now outstanding or subsequently created, assumed or incurred (collectively, “Senior Indebtedness”): (a) all indebtedness of the Company for money borrowed (including deposits), whether or not evidenced by bonds, debentures, securities, notes or other written instruments; (b) any deferred obligations of the Company for the payment of the purchase price of property or assets acquired other than in the ordinary course of business; (c) all obligations, contingent or otherwise, of the Company in respect of any letters of credit, bankers’ acceptances, security purchase facilities and similar credit transactions; (d) any capital lease obligations of the Company; (e) all obligations of the Company in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contacts, commodity contracts and other similar arrangements; (f) all obligations of the Company to its depositors, its obligations under bankers’ acceptances and letters of credit, and its obligations to its other creditors, including its obligations to the Federal Deposit Insurance Corporation (the “FDIC”), and any rights acquired by the FDIC as a result of loans made by the FDIC to the bank or the purchase or guarantee of any of its assets by the FDIC pursuant to 12 USC 1823(c),(d) or (e), whether now outstanding or hereafter incurred, (g) all obligations of the type referred to in clauses (a) through (f) of other persons, including any Subsidiary of the Company for the payment of which Company is responsible or liable as obligor, guarantor or otherwise; and (h) all obligations of the types referred to in clauses (a) through (g) of other persons secured by a lien on any property or asset of the Company; provided, that Senior Indebtedness does not include (i) the Subordinated Notes, (ii) any obligation that by its terms is on parity with the Subordinated Notes, (iii) any indebtedness between Company and any of its Subsidiaries or affiliates, or (iv) the Junior Subordinated Indebtedness (as defined below).

In the event of any insolvency, dissolution, assignment for the benefit of creditors, reorganization, restructuring of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Company, whether voluntary or involuntary, holders of Senior Indebtedness shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on the Subordinated Notes, including this Note. In the event of any such proceeding, after payment in full of all sums owing with respect to the Senior Indebtedness, the registered holders of the Subordinated Notes from time to time, together with the holders of any obligations of the Company ranking on a parity with the Subordinated Notes, shall be entitled to be paid from the remaining assets of the Company the unpaid principal thereof, and the unpaid interest thereon before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any present or future obligations of the Company ranking junior to the Subordinated Notes (collectively, “Junior Subordinated Indebtedness”), which includes any obligation that by its terms is subordinated to the Subordinated Notes.

If there shall have occurred and be continuing (a) a default in any payment with respect to any Senior Indebtedness or (b) an event of default with respect to any Senior Indebtedness as a result of which the maturity thereof is accelerated, unless and until such payment default or event of default shall have been cured or waived or shall have ceased to exist, no payments shall be made by the Company with respect to the Subordinated Notes. The provisions of this paragraph shall not apply to any payment with respect to which the immediately preceding paragraph of this Section 7 would be applicable.

Nothing herein shall impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note in accordance with its terms. Nothing herein shall act to prohibit, limit or impede the Company from issuing additional debt of the Company having the same rank as the Subordinated Notes or which may be junior or senior in rank to the Subordinated Notes.

8.    Transfer. Except as otherwise provided herein, this Note is transferable in whole or in part, and may be exchanged for a like aggregate principal amount of Subordinated Notes of other authorized denominations, by the Holder in person, or by his attorney duly authorized in writing, at the Payment Office. The Registrar shall maintain a register providing for the registration of the Subordinated Notes and any exchange or transfer thereof (the “Security Register”). Upon surrender or presentation of this Note for exchange or registration of transfer, the Company shall execute and deliver in exchange therefor a Subordinated Note or Subordinated Notes of like aggregate principal amount, each in a minimum denomination of $1,000 or any amount in excess thereof which is an integral multiple of $1,000 (and, in the absence of an opinion of counsel satisfactory to the Company to the contrary, bearing the restrictive legend(s) set forth hereinabove) and that is or are registered in such name or names requested by the Holder. Any Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed and accompanied by a written instrument of transfer in such form as is attached hereto and incorporated herein, duly executed by the Holder or his attorney duly authorized in writing, with such tax identification number or other information for each person in whose name a Subordinated Note is to be issued. No exchange or registration of transfer of this Note shall be made on or after the fifteenth day immediately preceding the Maturity Date.

NOTWITHSTANDING ANY PROVISIONS CONTAINED HEREIN TO THE CONTRARY, THIS NOTE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $1,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF. ANY ATTEMPTED TRANSFER OF THIS NOTE IN A DENOMINATION OF LESS THAN $1,000 SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH PURPORTED TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF THIS NOTE FOR ANY PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF PAYMENTS ON THIS NOTE, AND SUCH PURPORTED TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN THIS NOTE.

9.    Global Subordinated Notes.

(a)    This Subordinated Note is in the form of a Global Subordinated Note registered in the name of The Depository Trust Company or its designee, and designated as Depositary by the Company or any successor thereto (the “Depositary”) or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor.

(b)    Notwithstanding any other provision herein, no Global Subordinated Note may be exchanged in whole or in part for Subordinated Notes registered, and no transfer of a Global Subordinated Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Subordinated Note or a nominee thereof unless (i) such Depositary advises the Company in writing that such Depositary is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Global Subordinated Note, and no qualified successor is appointed by the Company within ninety (90) days of receipt by the Company of such notice, (ii) such Depositary ceases to be a clearing agency registered under the Exchange Act and no successor is appointed by the Company within ninety (90) days after obtaining knowledge of such event, or (iii) an Event of Default shall have occurred and be continuing. Upon the occurrence of any event specified in clauses (i), (ii), or (iii) above, the Company or its agent shall notify the Depositary and instruct the Depositary to notify all owners of beneficial interests in such Global Subordinated Note of the occurrence of such event and of the availability of Subordinated Notes to such owners of beneficial interests requesting the same.

(c)    If any Global Subordinated Note is to be exchanged for other Subordinated Notes or canceled in part, or if another Subordinated Note is to be exchanged in whole or in part for a beneficial interest in any Global Subordinated Note, then either (i) such Global Subordinated Note shall be so surrendered for exchange or cancellation as provided in this Section 9 or (ii) the principal amount thereof shall be reduced or increased by an amount equal to the portion thereof to be so exchanged or canceled, or equal to the principal amount of such other Subordinated Note to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate adjustment made on the records of the

Company or the Registrar, whereupon the Company or the Registrar, in accordance with the applicable rules and procedures of the Depositary (“Applicable Depositary Procedures”), shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records. Upon any such surrender or adjustment of a Global Subordinated Note by the Depositary, accompanied by registration instructions, the Company shall execute and deliver any Subordinated Notes issuable in exchange for such Global Subordinated Note (or any portion thereof) in accordance with the instructions of the Depositary.

(d)    Every Subordinated Note executed and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Subordinated Note or any portion thereof shall be executed and delivered in the form of, and shall be, a Global Subordinated Note, unless such Subordinated Note is registered in the name of a Person other than the Depositary for such Global Subordinated Note or a nominee thereof.

(e)    The Depositary or its nominee, as the registered owner of a Global Subordinated Note, shall be the Holder of such Global Subordinated Note for all purposes under this Subordinated Note, and owners of beneficial interests in a Global Subordinated Note shall hold such interests pursuant to Applicable Depositary Procedures. Accordingly, any such owner’s beneficial interest in a Global Subordinated Note shall be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Depositary participants. The Registrar shall be entitled to deal with the Depositary for all purposes relating to a Global Subordinated Note (including the payment of principal and interest thereon and the giving of instructions or directions by owners of beneficial interests therein and the giving of notices) as the sole holder of the Subordinated Note and shall have no obligations to the owners of beneficial interests therein. The Registrar shall have no liability in respect of any transfers affected by the Depositary.

(f)    The rights of owners of beneficial interests in a Global Subordinated Note shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such owners and the Depositary and/or its participants.

(g)    No holder of any beneficial interest in any Global Subordinated Note held on its behalf by a Depositary shall have any rights with respect to such Global Subordinated Note, and such Depositary may be treated by the Company and any agent of the Company as the owner of such Global Subordinated Note for all purposes whatsoever. Neither the Company nor any agent of the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Subordinated Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Notwithstanding the foregoing, nothing herein shall prevent the Company or any agent of the Company from giving effect to any written certification, proxy or other authorization furnished by a Depositary or impair, as between a Depositary and such holders of beneficial interests, the operation of customary practices governing the exercise of the rights of the Depositary (or its nominee) as Holder of any Subordinated Note.

10.    Optional Redemption. The Company, in its discretion, shall have the right to redeem or prepay any or all of the Subordinated Notes, including this Note, without premium or penalty prior to the Maturity Date: (a) in whole or in part, at any time on or after June 1, 2025 and prior to the Maturity Date, but in all cases in a principal amount with integral multiples of $1,000, on any Interest Payment Date; or (b) in whole, at any time, or in part from time to time, upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940 (15 U.S.C. 80a-1 et seq.). Any such redemption will be at a price equal to 100% of the principal amount of the Note to be redeemed or prepaid on such date, plus interest accrued and unpaid to, but excluding, the date of redemption or prepayment. Any such redemption or prepayment shall be subject to receipt of any and all required regulatory approvals and in compliance with all applicable laws, rules and regulations.

In the case of any redemption or prepayment of this Note, the Company will give the Holders of the Subordinated Notes to be redeemed or prepaid notice not less than 30 nor more than 45 calendar days prior to the redemption or prepayment date as to the aggregate principal amount to be redeemed or prepaid. In a case where the Company is making a redemption or prepayment with respect to the Subordinated Notes in an amount less than the aggregate principal amount of all of the Subordinated Notes then outstanding, the Company shall make such redemption or prepayment on a pro rata basis among all outstanding Subordinated Notes based on the relative outstanding principal amounts of each such Subordinated Note; provided, however that the Company may elect to redeem in full any Subordinated Note with an outstanding principal amount less than $1,000.

“Tax Event” shall mean the receipt by the Company of an opinion of independent tax counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Notes, there is more than an insubstantial risk that the interest payable by the Company on the Subordinated Notes is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Tier 2 Capital Event” shall mean the receipt by the Company of an opinion of independent bank regulatory counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Subordinated Notes, the Subordinated Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 Capital (or its then equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the FDIC (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Company. “Tier 2 Capital” has the meaning set forth in 12 C.F.R. § 324.20(d), as amended, modified and supplemented and in effect from time to time or any replacement thereof.

The Company shall have the right to purchase any of the Subordinated Notes at any time in the open market, private transactions or otherwise. If the Company purchases any Subordinated Notes, it may, in its discretion, hold, resell or cancel any of the purchased Subordinated Notes.

11.    Merger and Sale of Assets. The Company shall not merge into another entity or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:
(a) the continuing entity into which the Company is merged or the person which acquires by conveyance or transfer or which leases the properties and assets of the Company substantially as an entirety shall be a corporation, association or other legal entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes the due and punctual payment of the principal of and any premium and interest on the Subordinated Notes according to their terms, and the due and punctual performance of all covenants and conditions hereof on the part of the Company to be performed or observed; and

(b) immediately after giving effect to such transaction, no Event of Default (as defined below), and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

12.    Affirmative Covenants of the Company. During the time that any portion of the principal balance of this Note is unpaid and outstanding, the Company shall take or cause to be taken the actions set forth below.
(a)    Notice of Certain Events. The Company shall provide written notice to the Holder of the occurrence of the following events as soon as practicable but in no event later than fifteen (15) business days following the Company’s becoming aware of the occurrence of such event:

(i)    the ratio of Tier I capital to average assets (the “Leverage Ratio”) of the Company or the Leverage Ratio of any of the Company’s banking subsidiaries becomes less than six percent (6.0%);

(ii)    the Company or any of its banking subsidiaries become less than “well capitalized” under the then-current regulations of the appropriate federal banking agency;

(iii)    the Company, any of the Company’s banking subsidiaries, or any officer of the Company or the Company’s banking subsidiaries becomes subject to a formal, written regulatory enforcement action from the appropriate federal banking agency; or

(iv)    the ratio of (A) non-accrual loans and any other loans that are 90 days or more past due plus other real estate owned (excluding any such loans that are guaranteed or covered by any governmental agency or government-sponsored entity) to (B) total assets of any banking subsidiary of the Company becomes greater than two and one-half percent (2.5%).

(b)    Compliance with Laws. The Company and each of its subsidiaries shall comply with the requirements of all laws, regulations, orders, and decrees applicable to it or its properties, except for such noncompliance which would not reasonably be expected to result in a material adverse effect (i) in the condition (financial or otherwise), or in the earnings of the Company and its subsidiaries considered as one enterprise, without or not arising in the ordinary course of business or (ii) on the ability of the Company to perform its obligations under this Note.

(c)    Taxes and Assessments. The Company and each of its subsidiaries shall punctually pay and discharge all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income or upon any of its properties; provided, that no such taxes, assessments or other governmental charges need be paid if they are being contested in good faith by the Company.

(d)    Compliance Certificate. Not later than forty-five (45) days following the end of each fiscal quarter (or, in the case of any fiscal quarter ending on December 31, not later than ninety (90) days from the end of such quarter), the Company shall provide the Holder with a certificate (the “Compliance Certificate”), executed by the principal executive officer and principal financial officer of the Company in their capacities as such, stating whether (i) the Company has complied with all notice provisions and covenants contained in this Note; (ii) whether an Event of Default has occurred or not; (iii) whether an event of default has occurred or not under any other indebtedness of the Company; and (iv) whether an event or events have occurred or not that in the reasonable judgment of the management of the Company would have a material adverse effect on the ability of the Company to perform its obligations under this Note.

13.    Events of Default. An “Event of Default” shall occur under this Note only if there shall be a receivership, insolvency, liquidation, or similar proceeding of the Company under the Federal Deposit Insurance Act, as now constituted or hereafter amended, or any other applicable federal or state law or other similar law providing for such a proceeding.

14.    General Remedies of Holders. Upon the occurrence of an Event of Default, the Holders of this Note may at any time thereafter, at the Holder’s option, by written notice delivered to the Company, declare the principal of this Note to be immediately due and payable, whereupon all such amounts shall immediately become absolute and due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Note to the contrary notwithstanding. The Company, within 30 calendar days after the receipt of written notice from any Holder of the occurrence of an Event of Default with respect to this Note, shall mail to all Holders of Subordinated Notes, at their addresses shown on the security register, such written notice of Event of Default, unless such Event of Default shall have been cured or waived before the giving of such notice as certified by the Company in writing.

15.    Failure to Make Payment. In the event of failure by the Company to make any required payment of principal or interest when due on this Note (and, in the case of payment of interest, such failure to pay shall have continued for 30 calendar days), the Company will, upon demand of the Holder, pay to the Holder the whole amount then due and payable on this Note for principal and interest (without acceleration), with interest on the overdue principal and interest at the rate borne by this Note, to the extent permitted by applicable law. If the Company fails to pay such amount upon such demand, the Holder may, among other things, institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company and collect the amounts adjudged or decreed to be payable in the manner provided by law out of the property of the Company.

Upon the occurrence of a failure by the Company to make any required payment of principal or interest on the Note, the Company shall not (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s capital stock, (b) make any payment of principal or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank equal with or junior to the Subordinated Notes, or (c) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes, other than: (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of Company’s common stock; (ii) any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of Company’s capital stock or the exchange or conversion of one class or series of Company’s capital stock for another class or series of Company’s capital stock; (iv) the purchase of fractional interests in shares of Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (v) purchases of any class of Company’s common stock related to the issuance of common stock or rights under any of benefit plans for Company’s directors, officers or employees or any of Company’s dividend reinvestment plans.

16.    Successors to the Company.

(a)    Conditions Applicable to Successors. The Company shall not merge with or into, nor sell all or substantially all of its assets to, any Person unless:

(i)    such person executes, and delivers to the Holder, a copy of an instrument pursuant to which such person assumes the due and punctual payment of the principal of and interest on this Note and the performance and observance of all the obligations of the Company under this Note, and

(ii)    immediately after giving effect to the transaction, no Event of Default and no event which after notice or lapse of time or both would become an Event of Default shall have occurred.

(b)    Successor As Company. Upon compliance with this Section 16, the Successor shall succeed to and be substituted for the Company under this Note with the same effect as if the Successor had been named as the Company herein, and the Company shall be released from the obligation to pay the principal of and interest accrued on the Note.

17.    Amendments and Waivers.

(a)    Amendment of Notes. Except as otherwise provided in Section 16 hereof, and subject to any necessary regulatory approval, the Subordinated Notes may, with the consent of the Company and the Holders of at least 51% of the aggregate outstanding principal amount of the Subordinated Notes then outstanding, be amended or any provision, past default, or non-compliance thereof waived; provided, however, that, without the consent of each Holder of an affected Note, no such amendment or waiver may:
(i)    reduce the principal amount of the Note;
(ii)    reduce the rate of or change the time for payment of interest on any Note;
(iii)    reduce the amount of principal or extend the maturity of any Note;
(iv)    make any change in this Section 17 or in Sections 10 through 15 hereof;
(v)    make any change in Section 7 hereof that adversely affects the rights of any Holder of a Note; or
(vi)     disproportionately affect any of the Holders of the then outstanding Notes.

(b)    Effectiveness of Amendments. An amendment or waiver becomes effective in accordance with its terms and thereafter binds every Holder of the Subordinated Notes, unless otherwise provided by Section 17(a) above. After an amendment or waiver becomes effective, the Company shall mail to each Holder a copy of such amendment or waiver. The Company may require each Holder to surrender this Note so that an appropriate notation concerning the amendment or waiver may be placed thereon or a new Note, reflecting the amendment or waiver, exchanged therefor. Even if such a notation is not made or such a new Note is not issued, such amendment or waiver and any consent given thereto by a Holder of this Note shall be binding according to its terms on any subsequent Holder of this Note.

(c)    Amendments Without Consent of Holders. Notwithstanding Section 17(a) hereof, the Company may amend or supplement this Note without the consent of the Holders of the Subordinated Notes to cure any ambiguity, defect or inconsistency or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to make any change that does not adversely affect the rights of any Holder of one of the Subordinated Notes.

18.    Order of Payments. Any payments made hereunder shall be applied first against costs and expenses of each Holder hereunder; then against interest due hereunder; and then against principal due hereunder.

19.    Notices. All notices and other communications hereunder shall be in writing and, for purposes of this Note, shall be delivered in accordance with, and effective as provided in, the Purchase Agreement.

20.    Conflicts; Governing Law; Venue. In the case of any conflict between the provisions of this Note and the Purchase Agreement, the provisions of this Note shall control. This Note shall be construed in accordance with, and be governed by the laws of, the State of Georgia without giving effect to any conflicts of law provisions of such laws. The jurisdiction and venue with respect to any disputes related to this Note shall be as set forth in the Purchase Agreement.

21.    Successors and Assigns. This Note shall be binding upon the Company and inure to the benefit of the Holder and its respective successors and permitted assigns. The Holder may assign all, or any part of, or any interest in, the Holder’s rights and benefits hereunder only to the extent and in the manner permitted in the Purchase Agreement. To the extent of any such assignment, such assignee shall have the same rights and benefits against the Company and shall agree to be bound by and to comply with the terms and conditions of the Purchase Agreement as it would have had if it were the Holder hereunder.

22.    Waivers. Neither any failure nor any delay on the part of the Holder in exercising any right, power or privilege under this Note shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

23.    Priority. The Subordinated Notes rank pari passu among themselves and pari passu, in the event of any insolvency proceeding, dissolution, assignment for the benefit of creditors, reorganization, restructuring of debt, marshaling of assets and liabilities or similar proceeding or any liquidation or winding up of the Company, with all other present or future unsecured subordinated debt obligations of the Company, except any unsecured subordinated debt that may be expressly stated to be senior to or subordinate to the Subordinated Notes.

24.    Registrar and Paying Agent. The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency where the Subordinated Notes may be surrendered for registration of transfer or exchange (“Registrar”) and an office or agency where Subordinated Notes may be presented for payment or for exchange (“Paying Agent”). The Company has initially appointed U.S. Bank National Association to act as its Registrar and Paying Agent with respect to the Subordinated Notes. The Company may vary or terminate the appointment of any of its paying or transfer agencies, and may appoint additional paying or transfer agencies.

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint _______________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:    Your Signature: _______________________

Signature Guarantee: __________________________________________________________________________________

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Company and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Company.

Signature
Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and it is aware that the sale to it is being made in reliance on Rule 144A, and it acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Signature

Date